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                                                                   Exhibit 23.02

               [Letterhead of Morgan Stanley & Co. Incorporated]

                 CONSENT OF MORGAN STANLEY & CO. INCORPORATED


June 1, 1998


Household International, Inc.
2700 Sanders Road
Prospect Heights, Illinois 60070



Dear Sirs:

     We hereby consent to the inclusion in the Registration Statement of Household International, Inc. ("Household") on Form S-4, with respect to the shares of Common Stock, par value $1.00 per share, and the shares of Preferred Stock, without par value, of Household, of our opinion letter appearing as Appendix B to the Proxy Statement-Prospectus which is part of the Registration Statement, and to the references to our firm name therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                       Very truly yours,

                                       MORGAN STANLEY & CO. INCORPORATED


                                       By: /s/ Gary S. Barancik
                                           -----------------------------------
                                           Gary S. Barancik
                                           Managing Director